Exhibit 99.1

Byrna Technologies Reports Third Quarter 2022 Financial Results – Reaffirms Full Year Guidance of $48 - $50 million

Reinstates Share Re-purchase Program

ANDOVER, MA – October 5, 2022 - Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna”, “the Company”, “we” or “us”) today announced results for its fiscal third quarter ended August 31, 2022.

Third Quarter 2022 Financial Highlights and Updates:

•	Revenues were $12.4 million for the third quarter of fiscal year 2022 (Q3FY22), an increase of 43% compared to $8.7 million in the third quarter of fiscal year 2021 (Q3FY2).
•	Order backlog as of August 31, 2022, was $1.7 million.
•	Gross margin was 55.4% for Q3FY22 bringing year-to-date gross margin to 55.0%.
•	Net loss was $(1.5) million for Q3FY22 compared to a net loss of $(1.8) million for Q3FY21.
•	Non-GAAP adjusted EBITDA[1] was a positive $0.3 million in Q3FY22 compared to a loss of $(0.8) million for Q3FY21.
•	Cash on hand declined by $1.4 million to $24.5 million from $25.8 million at the end of Q2FY22.
•	Inventory increased by $1.9 million to $15.4 from $13.5 million at the end of Q2FY22.
•	Payables and accrued liabilities declined $1.9 million from the prior quarter-end to $6.8 million.
•	Shareholders’ Equity increased by $1.5 million during the quarter to $47.2 million.
•	The Company has no current or long-term debt.

Third Quarter 2022 Business Overview

Revenues increased 43% to $12.4 million in Q3FY22 from $8.7 million in Q3FY21. Revenues were also up $0.8 million from the prior quarter (Q2FY2022), making Q3FY2022 the third consecutive quarter of revenue growth in 2022. We ended the quarter with $1.7 million of unshipped orders, all of which we expect will ship this quarter.

Byrna’s net gross profit margin came in at 55.4% after $0.2 million of inventory reserves and another $0.2 million of unfavorable manufacturing variances incurred as a result of moving manufacturing operations and related minor but inevitable production start-up issues at our new greenfield facility in Ft. Wayne Indiana. The new facility is now running smoothly, and we are experiencing higher levels of both efficiency and quality as a result of the larger, more modern facility and the improved layout. Gross margin was also affected by a favorable variance of $0.1 million as a result of receiving our first raw materials shipments by ocean freight.

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section at the end of this news release.

We expect to see further margin benefits as we transition more of our incoming shipments to ocean freight rather than the far more expensive airfreight shipments. We are now in a position to transition to ocean freight as we have built up adequate inventory levels to allow production and fulfillment to continue even though we will be receiving limited incoming shipments of component inventory for 60 days or more. The increase in levels of both finished goods and raw materials should significantly reduce the risk of any unforeseen supply chain disruptions.

Operating expenses were $8.3 million in Q3FY22, up 24% from $6.7 million for the same period last year but relatively flat in comparison with the past three fiscal quarters.

Financial Position as of August 31, 2022:

Cash at quarter-end Q3FY2022 declined by $1.4 million from quarter-end Q2FY2022 to $24.5 million. As discussed above, this decline can be attributed to the build-up in inventory in anticipation of the traditionally strong fourth quarter and the planned transition to ocean freight shipments. Total assets were also up $1.2 million from quarter-end Q2FY2022 to $58 million. At the same time, total liabilities were down $0.4 million with an increase in shareholders’ equity of $1.6 million in comparison to quarter-end Q2FY2022. The Company currently has no current or long-term debt.

Inventory, at the end of Q3FY2022, was $15.4 million, including $7.7 million in raw materials (components) $1.0 million of WIP (work-in-progress), and $6.8 million in finished goods. Of this, $1.7 million was goods in transit. By comparison, at the end of the last fiscal year (Q4FY2021), we had only $6.6 million in total inventory, of which just $377K was in transit. The financing we completed last year has allowed us to substantially increase inventory levels which has in turn allowed us to start employing much less expensive ocean freight shipments. We expect to see a reduction in inventory levels by year-end as a result of the expected surge in seasonal holiday sales during the fourth quarter (Q4FY2022).

Commentary:

Bryan Ganz, CEO of Byrna stated, “By all measures, Q3FY2022, was a very positive quarter as the Company posted its third consecutive quarter of top line growth. Excluding Q2 of last year (Q2FY2021) when Byrna benefitted from an unexpected endorsement by Sean Hannity, which drove approximately $8.0 million in incremental sales, Q3FY2022 set a new sales record at $12.4 million. Moreover, it marked an important inflection point for the Company as Byrna was profitable on an adjusted EBITDA1 basis, benefitting from improved operating leverage with sales growing by 43% year-over-year while operating expenses grew by only 24%.”

“Byrna expects to see further improvement in Q4FY2022 and has issued revenue guidance of $16.0 million to $18.0 million for the quarter. This would be a new record for the Company and, compared to the same period one year earlier, would represent 52% top line growth at the midpoint of the range. With operating expenses expected to be in line with the run rate of the last four quarters, we believe that Q4FY2022 should be solidly profitable.”

“Despite our expectations for Q4FY2022, the economy is softening. Whether the Fed can engineer a “soft landing” or whether the economy dips into recession in 2023, we expect headwinds that will negatively impact demand for high price consumer products such as the Byrna SD™ launcher. As a result, we expect to see more temperate growth in 2023 with revenues growing by 10% - 30% rather than the 40% - 50% year-over-year growth we’ve seen in recent quarters..”

“We expect to see continued top line growth in 2023 even in this more difficult economic environment as Byrna continues to benefit from growing brand awareness and an expanded product line. We see evidence of increased consumer awareness in our web traffic numbers. For the first nine months of 2022, Byrna registered 5.7 million web sessions on Byrna.com and another 2.3 million on Amazon.com for a total of 8.0 million web sessions. This compares to 4.2 million total web sessions during the same period last year.”

“In particular, in FY2023 we expect to see continued growth in Amazon sales as we are beginning to really gain momentum on the website. We also expect to see significant growth in sales of aerosol products, both Fox Labs and Byrna Bad Guy Repellent (BGR), as we have only had these products for sale during the second half of 2022. Moreover, these price point products may prove to be strong sellers during more difficult economic times. Similarly, we expect sales of the Mission launchers (TCR and M-4) to add to 2023 sales as they also were not available for the full year of 2022. Finally, we plan to introduce the 12-gauge ammunition and the Byrna LE launcher within the next several months and these products should have a material impact on 2023 sales.”

“To address expectations of a more difficult economic environment in 2023, Byrna is in the process of trimming operating costs. Our goal is to reduce operating expenses by 5% year-over-year (excluding variable expenses such as credit card fees, Amazon fees and outbound freight which will all increase as sales increase). As part of this process, Byrna will be de-emphasizing less productive areas of the business. This past year, Byrna embarked on a number of initiatives designed to drive growth. Some, like the Fox Labs acquisition and the Mission Less-Lethal acquisition, have been extremely successful resulting in annual sales that will be a multiple of the purchase price with little incremental overhead.”

“Others, like the Ballistipax™ acquisition, which formed the basis of our school safety program, have been less successful despite our best efforts and our sincere belief in the project, as high overhead costs and slow sales have resulted in poor ROI. Accordingly, Byrna will be shutting down its School Safety initiative, although we will continue to offer the Byrna Shield™ and Byrna Ballistipac™ online and through our dealer network. This should result in an annual savings of more than $500K. In conjunction with other planned cuts, Byrna intends to reduce its operating expense budget by more than $1.6 million in 2023.”

“As we are now cashflow positive, from the perspective of adjusted EBITDA1, and have no acquisitions planned, we should have more than adequate cash on hand to fund operations. We do not believe that the market is valuing Byrna’s stock appropriately and accordingly, we plan to continue our previously approved stock buyback program to purchase up to $5 million worth of the Company’s outstanding common stock.”

“In summary, we are extremely pleased with the progress that we have made this year in terms of both growing the top line and controlling expenses. We believe that we have reached that inflection point in terms of operating leverage where Byrna can be consistently cash flow positive while continuing to show strong year-over-year growth.”

Conference Call

Byrna Technologies will host a conference call later this morning at 9:00 am ET to review these results. To listen to the call live, dial (201) 689-8354 or (877) 709-8150 and ask for the Byrna Technologies call. The question-and-answer portion of the call will be open to industry research analysts. To listen to a simultaneous webcast of the call, please visit ir.byrna.com ten minutes prior to the start of the call and click on the Investors section to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on Byrna Technologies’ website for thirty days.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward Looking Information

Forward-looking statements in this news release include but are not limited to the Company’s statements regarding expected revenue for the fourth fiscal quarter of 2022 and fiscal year 2023, the level of profitability expected for the fourth fiscal quarter of 2022, the timing of shipping for unshipped orders, expected trends in freight costs and methods and any benefits to margins that may result from those trends, expected timing and amounts of component inventory shipments and the expected effect of increased levels of finished goods and raw materials, the expected strength of fourth quarter sales and the resulting impact on inventory levels, expected decreased demand for high priced consumer products, expected sales growth on the Amazon platform, expected sales growth for aerosol products and Mission launchers during fiscal year 2023, the expected timing and outcome of launching 12-gauge ammunition and the Byrna LE launcher and the impact of those introductions on 2023 sales, the amount of expected operating expense reductions for fiscal year 2023, plans to de-emphasize less productive areas of the business, the adequacy of cash on hand to fund operations, and the expected re-institution of the stock buyback program. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; delays in launching new products; prolonged, new, or exacerbated disruption of our supply chain; reduction in demand for high priced consumer products; the further or prolonged disruption of new product development; production or distribution or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, pandemic-related factors, civil unrest, increased shipping costs or freight interruptions; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; reduced air or ocean freight capacity; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of our products; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; import-export related matters or sanctions or embargos that could affect the Company’s supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; and future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies Inc. David North, Chief Financial Officer 978-269-7785

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	August 31,		August 31,
	2022	2021	2022	2021
Net revenue	$12,422	$8,703	$32,018	$30,997
Cost of goods sold	5,545	3,815	14,403	13,807
Gross profit	6,877	4,888	17,615	17,190
Operating expenses	8,283	6,692	25,045	17,382
LOSS FROM OPERATIONS	(1,406)	(1,804)	(7,430)	(192)
OTHER INCOME (EXPENSE)
Foreign currency transaction gain (loss)	28	(115)	(67)	78
Interest income (expense)	(3)	13	10	(24)
Other income - forgiveness of Paycheck Protection Program loan	—	—	—	190
Other expenses	(3)	(9)	(183)	(18)
LOSS BEFORE INCOME TAXES	(1,384)	(1,915)	(7,670)	34
Income tax benefit (provision)	(150)	74	(82)	(109)
NET LOSS	(1,534)	(1,841)	(7,752)	(75)

Dividends on preferred stock	—	—	—	(1,043)
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(1,534)	$(1,841)	$(7,752)	$(1,118)

Foreign currency translation adjustment for the period	(639)	(55)	(624)	123
COMPREHENSIVE INCOME (LOSS)	$(2,173)	$(1,896)	$(8,376)	$48

Net loss per share – basic and diluted	$(0.07)	$(0.08)	$(0.34)	$(0.06)
Weighted-average number of common shares outstanding - basic and diluted	21,751,879	22,047,571	22,704,565	18,269,360

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

(Unaudited)

	August 31,	November 30,
	2022	2021
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,457	$56,308
Restricted cash	—	92
Accounts receivable, net	2,673	1,658
Inventory, net	15,422	6,613
Prepaid expenses and other current assets	1,534	1,490
Total current assets	44,086	66,161
LONG TERM ASSETS
Intangible assets, net	3,952	3,668
Deposits for equipment	1,986	1,293
Right-of-use asset, net	2,393	1,086
Property and equipment, net	3,035	1,972
Goodwill	2,307	816
Other assets	154	318
TOTAL ASSETS	$57,913	$75,314

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,849	$6,996
Operating lease liabilities, current	680	463
Deferred revenue, current	921	720
Total current liabilities	8,450	8,179
LONG TERM LIABILITIES
Deferred revenue - non-current	385	405
Operating lease liabilities, non-current	1,838	632
Total liabilities	10,673	9,216

COMMITMENTS AND CONTINGENCIES (NOTE 21)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized. 24,016,612 shares issued and 22,236,602 outstanding as of August 31, 2022 and, 23,754,096 shares issued and outstanding as of November 30, 2021	23	23
Additional paid-in capital	124,107	119,589
Treasury stock (1,779,958 and 0 shares purchased as of August 31, 2022 and November 30, 2021, respectively)	(15,000)	—
Accumulated deficit	(61,250)	(53,498)
Accumulated other comprehensive loss	(640)	(16)

Total Stockholders’ Equity	47,240	66,098

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,913	$75,314

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide the following additional financial metrics that are not prepared in accordance with GAAP (non-GAAP): adjusted EBITDA, non-GAAP adjusted net loss, and non-GAAP adjusted net loss per share. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that these non-GAAP financial measures help us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measures.

Accordingly, we believe that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

These non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense; and (v) other expenses. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	August 31,
	2022	2021
Net loss	$(1,534)	$(1,841)

Adjustments:
Interest (income) expense	3	(13)
Income (tax benefit) provision	150	(74)
Depreciation and amortization	250	136
Non-GAAP EBITDA	(1,131)	(1,792)

Stock-based compensation expense	2,689	981
Non-cash incentive compensation expense	(1,415)	—
Other expenses	3	9
Severance/Separation	138	—
Non-GAAP adjusted EBITDA	$284	$(802)

	For the Nine Months Ended
	August 31,
	2022	2021
Net loss	$(7,752)	$(75)

Adjustments:
Interest (income) expense	(10)	24
Income (tax benefit) provision	82	109
Depreciation and amortization	638	369
Non-GAAP EBITDA	(7,042)	427

Stock-based compensation expense	4,061	2,527
Other expenses	183	18
Forgiveness of PPP loan	—	(190)
Severance/Separation	556	—
Non-GAAP adjusted EBITDA	$(2,242)	$2,782